                                                                   EXHIBIT 10(y)
                        [RAYCHEM CORPORATION LETTERHEAD]

July 22, 1996

Mr. Michael T. Everett
(Address deleted)

Re:      Agreement and Release

Dear Mike:

         This letter is to confirm our agreement with respect to the termination of your employment with Raychem Corporation. To ensure that there are no ambiguities, this letter first explains in detail the rights and obligations of both you and Raychem Corporation upon termination of your employment. If, in exchange for a release, you wish to accept additional benefits to which you would not otherwise be entitled, indicate your agreement by signing, dating, and returning this letter to me no later than August 9, 1996.

         We have agreed that your employment with Raychem Corporation will end as of the end of the business day on December 31, 1996, or, if you elect to terminate your employment voluntarily before such date, such earlier date (the "Termination Date"). Thereafter, you will no longer be an employee of Raychem. In your final paycheck on the Termination Date, you will be paid all earned and unpaid salary together with any accrued and unused vacation pay, less deductions authorized or required by law. In addition, to induce Raychem to enter into this Agreement, you agree to enter into the Professional Services Agreement attached as Exhibit 2. You agree that the consideration named in this Agreement is sufficient to compensate you for the release given herein, as well as for any consulting services you may provide to Raychem pursuant to the Professional Services Agreement.

         You will also receive a severance amount equal to (i) fifty-two (52) weeks of salary, and (ii) upon your written request, up to an additional 52 weeks of salary (or, if you are working during such second fifty-two week period and your salary plus bonus from your new employer is less than Three Hundred Ten Thousand Dollars ($310,000), the difference between those two figures). Your written request to receive the second fifty-two (52) weeks of salary must be received by one year from the Termination Date, and must include your confirmation that you are not working or, if you are, what your base salary or base compensation and expected bonus are. You agree to notify Raychem in writing within five (5) days after any changes in such information. This severance benefit, minus deductions authorized or required by law, will be paid in bi-weekly installments beginning after the later to occur of (a) the eighth day after Raychem receives a signed copy of this Agreement, or (b) the Termination Date.

         Information on health coverage and COBRA conversion rights will be mailed to your home address. Your present Raychem medical, dental and life insurance benefits will remain in effect, at standard employee rates, until the earliest to occur of (I) two years after the Termination Date, or (ii) until you secure other employment which provides

RAYCHEM

Michael T. Everett
July 22, 1996

medical and dental insurance, or (iii) until your death, whichever occurs first. You agree to notify Raychem within five (5) days after securing other employment. For purposes of determining your eligibility for any benefits under COBRA, the "qualifying event" shall be deemed to be one year from the Termination Date, or if severance benefits are payable with respect to the second year, two years from the Termination Date.

         As you are leaving the company before age 55 and are vested in the Raychem Pension Plan, you will be offered the option of receiving your accrued benefit as an annuity or a lump sum in the first month of the second calendar quarter following your termination. If your pension benefit amount as a lump sum is less than $3,500.00, then it will be distributed to you without the option to decline. At any time after reaching retirement age (age 65 or older, or age 55 with ten or more years of service), you are eligible to receive your pension benefit as a normal or early retirement benefit; at your option, the payment can be in the form of an annuity or a lump sum.

         Raychem will also furnish to you through one year from the Termination Date, according to established Raychem practices and policies:

                 - Financial planning services.

                 - Continuation of vesting of options to purchase Raychem stock to the extent that such options are unvested.

                 - The career transition services of de Recat & Associates, a professional outplacement firm, selected by Raychem to support and enhance your job search efforts. The services of de Recat & Associates shall also be made available to your wife up to a maximum cost to Raychem of Ten Thousand Dollars ($10,000.00).

                - Continued use of the computer you are bringing with you from
                  Hong Kong.

         In addition, in lieu of any entitlement to use or transfer of a company vehicle, Raychem will pay to you on the Termination Date a lump sum of Ten Thousand Dollars ($10,000.00). For a transition period beginning upon your return to the United States, you will be entitled to the use of two vehicles to be provided by Raychem, one for a period of thirty days and the second through the Termination Date.

         You will continue to be considered a designated insider for purposes of trading in Raychem stock for a period of three months beginning on the Termination Date. Thereafter you will no longer be considered a designated insider.

         You agree that you will return all company property to Richard Kashnow or designee by the Termination Date. This includes but is not limited to all samples, cases, brochures, papers, notes, and other documents, and all copies thereof, relating to Raychem, its business, and its customers that have been obtained by you during your employment, together with other Raychem or Raychem-customer or supplier property in

RAYCHEM

Michael T. Everett
July 22, 1996

your possession. In addition, please note that your obligations under the Proprietary Information Agreement still remain in effect. We have enclosed a copy of that agreement as Exhibit I for your reference.

         In order to prevent what you agree would otherwise result in the inevitable disclosure of Proprietary Information which would thereby cause irreparable harm to Raychem, you agree that for you will not, during the term of the Professional Services Agreement including any renewal, directly or indirectly, anywhere in the United States, including any county of the state of California, or in any foreign country in which, during such period, business is conducted by Raychem or substantial customers of Raychem are located, enter into or engage in any activity, as a sole proprietor, shareholder, employee, partner or otherwise, in any way be concerned with the design, development, use, manufacture and/or sale of any product or product line which is directly competitive with any product or product line which is manufactured and/or sold by Raychem as of the Termination Date. Raychem and you acknowledge that the provisions of this paragraph may or may not be enforceable under the laws of certain states and/or certain countries. Raychem and you intend that this paragraph be enforced, to the extent enforceable, in all jurisdictions worldwide in which Raychem currently does business, and that lack of enforceability in any one jurisdiction shall not impair enforcement in any other jurisdiction.

         Also, in consideration of an additional severance payment equivalent to one week of salary, less deductions authorized or required by law, you, on behalf of your heirs, spouse and assigns, hereby completely release and forever discharge Raychem from any claims, known or unknown, foreseen or unforeseen, arising under the Age Discrimination in Employment Act of 1967. Such additional severance payment shall be made at the conclusion of the period to which any other severance payments payable under this Agreement relate.

         Raychem is prepared to offer you the consideration set forth herein above and beyond the wages and benefits to which you would otherwise be entitled in exchange for your agreement to release all claims, known or unknown, against Raychem Corporation, its affiliates, and its past, present, and future officers, directors, shareholders, agents, employees, attorneys, insurers, successors, and assigns (collectively referred to as "Raychem"). You are not eligible to receive the additional consideration outlined herein unless you elect to sign this Agreement.

         In consideration, you, on behalf of yourself, your heirs, spouse, and assigns, hereby completely release and forever discharge Raychem from any and all claims, of any and every kind, nature, and character, known or unknown, foreseen or unforeseen, based on any act or omission occurring prior to the Termination Date, including but not limited to any claims arising out of your offer of employment, your employment, or termination of your employment with Raychem or acts leading up to such termination, and all claims under federal and state discrimination laws, including but not limited to claims arising under the Age Discrimination in Employment Act of 1967 and the California Fair Employment and Housing Act. The only exceptions are any claims that you may have for unemployment compensation, any rights that you may have under the Raychem Pension Plan, any Workers' Compensation benefits to which you may be found entitled, any claims

RAYCHEM

Michael T. Everett
July 22, 1996

for amounts deferred pursuant to the Raychem Executive Deferred Compensation Plan, and any claims for indemnification, including any related insurance coverage, to which you may be entitled in connection with your service as an officer of Raychem Corporation.

         This Agreement fully and finally extinguishes and discharges all claims (except for unemployment, Pension Plan, Workers' Compensation, deferred compensation and indemnification claims discussed above), whether known or not, as provided by California Civil Code Section 1542. Section 1542 states:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         You agree to waive that right and affirm your intention to release not only claims known but those unknown to you which arose out of your employment with Raychem or its termination, and you do hereby release all such known and unknown claims.

         You fully understand that, if in fact with respect to any matter covered by this Agreement is found hereafter to be other than or different from the facts now believed by you to be true, you expressly accept and assume that this Agreement will be and remain effective, notwithstanding such difference in the facts.

         You agree neither to file nor to encourage or knowingly permit another to file any claim, charge, action, or complaint concerning any matter referred to in this release. If you have previously filed any such claims (other than Workers' Compensation claims), you agree to take all reasonable steps to cause them to be withdrawn without delay.

         This letter constitutes the entire agreement between yourself and Raychem with respect to any matters referred to in this letter and supersedes any and all of the other agreements between yourself and Raychem, except for the Proprietary Information Agreement attached hereto as Exhibit I and the Professional Services Agreement attached hereto as Exhibit 2, which remain in full force and effect; provided that, benefits or entitlements due to you with respect to your foreign service for Raychem pursuant to the agreement between you and Raychem dated April 15,1993, including in particular tax preparation and equalization with respect to your period of foreign assignment, shall not be affected. No other consideration, agreements, representations, oral statements, understandings, or course of conduct that are not expressly set forth in this document should be implied or are binding. You are not relying upon any other agreement, representation, statement, omission, understanding, or course of conduct that is not expressly set forth in this document. You understand and agree that this Agreement will not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either yourself or Raychem. You also agree that if any provision of this Agreement is deemed invalid, the remaining provisions will still be given full force and effect. The terms and conditions of this Agreement will be governed by the laws of California applicable to contracts made and performed within California.

RAYCHEM

Michael T. Everett
July 22, 1996

         Prior to execution of this Agreement, you should apprise yourself of sufficient relevant information to intelligently exercise your own judgment. You are advised to consult an attorney. You may take at least twenty-one (21) days from your receipt of this letter to consider whether or not you wish to accept benefits described herein in exchange for this Agreement. Please also note that even if you do sign this Agreement, you may change your mind and revoke this Agreement and forego the additional benefits, provided that you notify me in writing, within seven (7) days after the date of your signing.

         You also understand and agree that if any suit is brought to enforce the provisions of the agreement in this letter, the prevailing party will be entitled to its costs, expenses, and attorneys' fees as well as any and all other remedies.

         In order to obtain the additional consideration described in this Agreement, this Agreement signed by you must be returned to Raychem by August 9, 1996.

         Finally, you agree that you will not disclose to anyone (except for your spouse, accountant, financial planner and/or lawyer) or allow anyone else to disclose the existence of, reason for, or contents of this letter without Raychem's prior written consent, unless required to do so by law.

                                 Sincerely,

                                 /s/    Richard A. Kashnow

                                 Richard A. Kashnow
                                 Chairman, Chief Executive Officer and President

            EMPLOYEE'S ACCEPTANCE OF AGREEMENT, RELEASE AND BENEFITS

I HAVE CAREFULLY READ, FULLY UNDERSTAND, AND VOLUNTARILY AGREE TO ALL THE TERMS OF THIS AGREEMENT AND RELEASE IN EXCHANGE FOR THE ADDITIONAL BENEFITS TO WHICH I WOULD NOT OTHERWISE BE ENTITLED. THIS RELEASE IS EXECUTED VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE.

August 6, 1996                                       /s/    Michael T. Everett
- ---------------------------------------              ---------------------------
Date                                                       Michael T. Everett

                                                                       EXHIBIT 1

                                     RAYCHEM
                        PROPRIETARY INFORMATION AGREEMENT

         In partial consideration of my employment by Raychem Corporation, I agree as follows:

         1. Confidentiality Obligation. I will hold all Raychem Proprietary Information in confidence and will not disclose, use, copy, publish, summarize, or remove from Raychem's premises any Proprietary Information, except (i) as necessary to carry out my responsibilities as an employee, and (ii) after termination, as specifically authorized in writing by an officer of Raychem. "Proprietary Information" is all information related to Raychem's business, unless: (i) the information is publicly known through lawful means; (ii) the information was rightfully in my possession prior to employment at Raychem; or
(iii) the information is rightfully disclosed to me by a third party without restriction.

         2. Information of Others. I will also treat information of parties with which Raychem does business as confidential to the same degree as if it were Raychem information.

         3. Raychem Property. All data, records, drawings, files, documents, samples, products, and other materials, including copies, relating to Raychem's business that I posses as a result of my employment, whether or not confidential, are the sole and exclusive property of Raychem. In the event of the termination of my employment, I will deliver to Raychem all Raychem data, records, drawings, files, documents, sample, products, and materials, including copies.

         4. Inventions. All inventions, improvements, know-how, processes, and techniques which result form work performed by me on behalf of Raychem or from access to Raychem Proprietary Information or property ("Inventions") shall be the property of Raychem. I will disclose promptly and in writing to the individual designated by Raychem or to my immediate supervisor all Inventions which I have made or reduced to practice. I agree to assign to Raychem, without further consideration, my entire interest in all Inventions, and Raychem shall be the sole owner of all patents and proprietary rights. I will assist Raychem (at Raychem's expense) to obtain and enforce patents and other forms of trade secret protection of Inventions.

         5. Excluded Inventions. Attached is a list of all inventions which have been made or reduced to practice by me prior to my employment which I desire to exclude from this Agreement. If no list is attached to this Agreement, there are

                                                                       EXHIBIT 1


no inventions to be excluded at the time of my signing of this Agreement. This Agreement also does not apply to any invention that qualifies under Section 2870 of the California Labor Code which reads:

                           "Any provision in an employment agreement which
                  provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                           a) relate at the time of conception or reduction to
                  practice of the invention to the employer's business or actual or demonstrably anticipated research or development of the employer, or

                           b) result from any work performed by the employee for
                  the employer."

         6. Patent Applications. In the event of the filing of any original United States patent application covering any Invention of which I am a named inventor, I will receive an inventor's fee of $100. In the event that an application is filed with joint inventors, each inventor will receive $100.

         7. Attorneys' Fees. In the event of litigation related to this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs. Either party may seek an injunction to restrain any breach of this Agreement by the other.

MICHAEL T. EVERETT                                     81334
- -----------------------                           -----------------------
Employee's Name (Print)                           Employee's Number



/s/ Michael T Everett                             Date:    6/15/88
- -----------------------
Employee's Signature

                                                                       EXHIBIT 2

                         PROFESSIONAL SERVICES AGREEMENT

       THIS AGREEMENT is effective as of January 1,1997, by and between RAYCHEM CORPORATION, a corporation organized and existing under and by virtue of the laws of the State of Delaware, having a place of business at 300 Constitution Drive, Menlo Park, California 94025 (hereinafter "RAYCHEM"), and Michael T. Everett of San Mateo, California (hereinafter "CONSULTANT").

       NOW, THEREFORE, for and in consideration of the mutual covenants and obligations assumed by the parties hereto, it is agreed as follows:

1. CONSULTANT, pursuant to the provisions of this Agreement, is retained to perform services as reasonably requested from time to time by RAYCHEM, at such place or places and at such times as shall be mutually agreeable. The services shall be carried out at the direction of Richard A. Kashnow or his disignee.

2. As full and complete compensation for CONSULTANT's services and also for the discharge of CONSULTANT's joint and several obligations hereunder, RAYCHEM shall pay CONSULTANT the consideration named in the Agreement and Release between the parties, to which this Agreement is attached as
       Exhibit 2 (Agreement and Release).

       A. RAYCHEM shall reimburse CONSULTANT for the expense of round trip tourist class transportation, hotels and meals, reasonably incurred by CONSULTANT in connection with any trip made by CONSULTANT at the request of RAYCHEM, that have been preapproved by Richard A. Kashnow or designee.

       B. RAYCHEM shall reimburse CONSULTANT for any other reasonable expenses actually incurred which are incidental to the services performed hereunder. Expenses exceeding One Hundred Dollars ($100.00) must be approved in advance by Richard A. Kashnow or designee. Payment of CONSULTANT's invoice shall be made by RAYCHEM within thirty (30) days of receipt thereof.

3. CONSULTANT's relationship to RAYCHEM shall be that of an independent contractor and nothing in this Agreement shall be construed to create an employer-employee relationship. Since CONSULTANT will not be an employee of RAYCHEM, it is understood that CONSULTANT will not be entitled to any benefits under RAYCHEM's retirement, group insurance or medical plans or any other employee benefits except as expressly provided in the Agreement and Release. In the performance of all services hereunder CONSULTANT shall comply with all applicable laws and regulations.

4. RAYCHEM agrees that during the term of this Agreement, or any extension or renewal thereof, CONSULTANT may be employed by other persons, firms, or corporations. However, CONSULTANT recognizes the vital importance to RAYCHEM of the confidential status of any RAYCHEM proprietary information and in particular all RAYCHEM proprietary information pertaining to RAYCHEM. In any event, and in no way limited by the foregoing, CONSULTANT agrees that while obligated to perform services to RAYCHEM pursuant to this Agreement, CONSULTANT shall not, without

Professional Services Agreement - Michael T. Everett
January 2, 1997

       the prior written consent of RAYCHEM, directly or indirectly, anywhere in the State of California, or in any other State of the United States or in any other country in which during such period business is conducted by RAYCHEM or substantial customers of RAYCHEM are located, enter into or engage in any activity which is in directly competitive with any product or product line manufactured and/or sold by RAYCHEM as of December 31,1996. CONSULTANT further agrees that CONSULTANT shall not, either during the term of this Agreement and any extension thereof, or during a term expiring two (2) years after termination of this Agreement and any extension thereof, serve as an expert witness for, or advisor to any third party in connection with any litigation involving RAYCHEM without the express prior written consent of RAYCHEM.

5. CONSULTANT understands that RAYCHEM does not desire to acquire from CONSULTANT any secret or confidential know-how or information of CONSULTANT or which CONSULTANT has acquired or shall hereafter acquire from any third party. Accordingly, CONSULTANT represents and warrants that CONSULTANT is free to divulge to RAYCHEM, without any obligation to, or violation of any right of CONSULTANT or of others, any and all information, practices or techniques which CONSULTANT will describe, demonstrate, divulge, or in any other manner make known to RAYCHEM during CONSULTANT's performance of services hereunder. CONSULTANT hereby undertakes to exonerate, indemnify and hold harmless RAYCHEM from and against any and all liability, loss, cost, expense, damage, claims or demands for actual or alleged violation of the rights of CONSULTANT or of the rights of others whose secret or confidential know-how or information CONSULTANT has divulged to RAYCHEM in any trade secret, know-how or other confidential information by reason of RAYCHEM's receipt or use of the services or information described above, or otherwise in connection therewith.

6. As used in this Agreement, the term "Invention" means any and all discoveries, improvements, trade secrets, processes, techniques, copyrightable material, computer programs, formula, design and know-how, of any kind or nature, whether or not patentable, and whether or not related to RAYCHEM's business, and which are invented, conceived, discovered, developed or reduced to practice by CONSULTANT and which in any way result from or arise out of CONSULTANTS services hereunder and/or CONSULTANT's exposure to RAYCHEM's proprietary information pursuant to paragraph 7 of this Agreement.

       CONSULTANT agrees that CONSULTANT will promptly and fully disclose to RAYCHEM all Inventions. CONSULTANT also agrees to and hereby does assign to RAYCHEM all right, title and interest in and to all Inventions and CONSULTANT represents and warrants that CONSULTANT has no contractual or other obligations to any third party which preclude or in any way encumber CONSULTANT's right to assign to RAYCHEM the full and exclusive right, title and interest in and to any and all Inventions. It is further understood and agreed that all Inventions will be and remain the property of RAYCHEM whether or not disclosed, assigned or patented.

       CONSULTANT shall, if RAYCHEM shall so request, assist RAYCHEM in every proper way (entirely at the expense of RAYCHEM) to obtain for the sole benefit of RAYCHEM patents on Inventions in any and all countries. RAYCHEM shall compensate

Professional Services Agreement - Michael T. Everett
January 2, 1997

      CONSULTANT at a reasonable rate for time actually spent by CONSULTANT at RAYCHEM's request on such assistance. The decision to file (or not to file) and/or continue to prosecute a patent application or applications on any Inventions shall be in RAYCHEM's sole discretion.

7. The parties hereto acknowledge that during the course of CONSULTANT's service to RAYCHEM pursuant to this Agreement it may be necessary or desirable for RAYCHEM to disclose to CONSULTANT significant RAYCHEM proprietary information. Any information imparted to RAYCHEM in confidence by a third party shall be deemed for purposes of this Agreement to constitute RAYCHEM proprietary information. CONSULTANT fully understands that the maintenance of RAYCHEM's proprietary information in strict confidence and the confinement of its use to RAYCHEM is of vital importance to RAYCHEM. CONSULTANT therefore agrees that all information and knowledge divulged to CONSULTANT by RAYCHEM or which CONSULTANT acquires in connection with or as a result of CONSULTANT's services hereunder shall be regarded and treated by CONSULTANT as confidential. Without limiting the generality of the foregoing, CONSULTANT recognizes that, unless and until published, all features of the materials, apparatus, process and application methods heretofore or hereafter used or developed by RAYCHEM shall be regarded and treated by CONSULTANT as a trade secret of RAYCHEM. CONSULTANT shall not use, nor shall CONSULTANT disclose, any such information or knowledge to any person either during or after the term of this Agreement, except only to those employees of RAYCHEM as may be necessary in the regular course of CONSULTANT's duties hereunder, or except as otherwise authorized in writing by RAYCHEM, unless such information or knowledge are, or become, publicly known through no act or omission of CONSULTANT.

8. CONSULTANT recognizes that all records and copies of records, drawings, models, apparatus, samples and the like which in any way relate to RAYCHEM's technology, operations, investigations and business, and which are made or received by CONSULTANT during the term of, or otherwise pursuant to, this Agreement are and shall remain the exclusive property of RAYCHEM. CONSULTANT shall keep such records and/or copies thereof at all times in CONSULTANT's custody and subject to CONSULTANT's control, and shall surrender the same to RAYCHEM immediately upon the request of RAYCHEM.

9. CONSULTANT hereby undertakes to exonerate RAYCHEM, its officers, agents and employees from and against any and all liability, loss, cost, damage, claims, demands for expenses of every kind on account of any injuries (including death) to CONSULTANT or loss of or damage to CONSULTANT's property arising out of or resulting in any manner from or occurring in connection with CONSULTANT's performance of services hereunder, except only if caused solely by the negligence of RAYCHEM or its servants or employees.

10. CONSULTANT shall not assign this Agreement or any part thereof without RAYCHEM's prior written consent, and any such purported assignment shall be void. This Agreement shall be binding on CONSULTANT's heirs, executors, legal representatives and permitted assigns and shall inure to the benefit of RAYCHEM's subsidiaries,

Professional Services Agreement - Michael T. Everett
January 2, 1997

       successors and assigns. If any provision, paragraph, subparagraph, or clause, or any part thereof of this Agreement shall be found invalid or unenforceable under any applicable law or regulation, such provision, paragraph, subparagraph, or clause, or part thereof, shall be deemed inoperative and shall not affect the remainder of the Agreement and the Agreement shall be construed as if such invalid portion had never been included.

11. This Agreement shall be effective as of the date first written above and shall terminate on December 31, 1997. This Agreement will be subject to a one year renewal at RAYCHEM's option, which renewal shall be automatic if, and extend for the period that, CONSULTANT continues to receive compensation from RAYCHEM pursuant to the Agreement and Release. Any act or omission by CONSULTANT constituting a material breach of this Agreement shall subject this Agreement to termination immediately by RAYCHEM for good cause and shall automatically suspend all RAYCHEM's obligations to perform hereunder so long as CONSULTANT is in breach hereof. This Agreement shall terminate automatically in the event of CONSULTANT's death or inability for any reason to perform the services contemplated herein. On termination of this Agreement, for any reason, RAYCHEM's obligation to pay any compensation, except for services or expenses already properly accrued or incurred, shall forthwith cease and terminate. Termination of this Agreement for any reason shall not affect CONSULTANT's obligations under Paragraphs 4 through 9, inclusive, hereof. CONSULTANT represents and warrants that CONSULTANT has or will promptly obtain an agreement containing provisions equivalent in all material respects to the provisions contained in Paragraphs 4 through 9, inclusive, hereof with all agents, employees or associates of CONSULTANT who will be in any way involved either with RAYCHEM proprietary information or otherwise in connection with the services being performed hereunder. The obligations undertaken by CONSULTANT pursuant to Paragraphs 4 through 9, inclusive, hereof shall extend to the subsidiaries and affiliates of RAYCHEM and to its predecessors and successors in interest. CONSULTANT shall have the right to terminate this Agreement in the event that RAYCHEM does not pay any invoice of CONSULTANT pursuant to terms of this Agreement.

12. Any notices or communications hereunder shall be effective only if in writing, addressed as follows:

       If to RAYCHEM:                          RAYCHEM CORPORATION

                                               Attn: Richard A. Kashnow
                                               300 Constitution Drive
                                               Menlo Park, California 94025-1164
       with a copy to:                         RAYCHEM CORPORATION
                                               Attn: Legal Department
                                               MS 120/8502
                                               300 Constitution Drive
                                               Menlo Park, California 94025-1164

Professional Services Agreement - Michael T. Everett
January 2, 1997

       If to CONSULTANT:                             Michael T. Everett
                                                     (Address deleted)

13. This Agreement has been negotiated, executed and delivered in the State of California. The parties hereto agree that all questions pertaining to the validity and interpretation of this Agreement shall be determined in accordance with the laws of the State of California.

14. This Agreement, together with the Agreement and Release, is the entire contract of the parties and supersedes any prior agreements between the parties. Any changes in or modifications of this Agreement shall be effective only if in writing and signed by the parties hereto. CONSULTANT represents that in entering into this Agreement, CONSULTANT has not relied on any previous oral or implied representations, inducements or understandings of any kind or nature whatsoever.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year written on the first page hereof.

                             RAYCHEM CORPORATION by:
                                    by:

                                            /s/   Richard A Kashnow
                                           -------------------------------------
                                                 Richard A. Kashnow

                                    Title:   Chairman, Chief Executive Officer
                                               and President
                                           ------------------------------------
                                    Date:
                                           -------------------------------------

                                                   CONSULTANT

                                      by:  /s/    Michael T Everett
                                           -------------------------------------
                                                  Michael T. Everett

                     Social Security No.:     (Social security number deleted)
                                          -------------------------------------
                                   Date       August 6, 1996
                                          -------------------------------------
            Department/Account to charge:

Approved as
to legal form
- -------------
Atty: FAMB